Security Bank Corporation reaches agreement to acquire Neighbors Bancshares, Inc.

Macon, GA - November 21, 2005 - PR Newswire.

Security Bank Corporation (NASDAQ: SBKC) announced today it has signed a definitive agreement to acquire Neighbors Bancshares Inc., the parent of Neighbors Bank. Neighbors Bancshares Inc. is a community bank holding company headquartered in the high growth north Atlanta market of Alpharetta, Georgia. At September 30, 2005, Neighbors operated one banking location and reported approximately $105.5 million in assets, $95.7 million in deposits and $9.5 million in stockholders’ equity.

Under terms of the agreement, shareholders of Neighbors Bancshares will receive cash and stock valued at approximately $30.6 million in the aggregate. The total consideration paid by Security Bank consists of approximately 94% stock and 6% cash. The boards of directors of both Neighbors Bancshares and Security Bank Corporation have approved the definitive agreement, which is subject to approval by regulators and the shareholders of Neighbors Bancshares, as well as other customary conditions of closing. Security Bank said it expects that the acquisition will be completed in the second quarter of 2006 and that the transaction will be breakeven with respect to 2006 earnings per share and accretive to 2007 earnings per share

Upon completion of this transaction, Security Bank is expected to have total assets of approximately $1.8 billion and will operate banking, loan production and retail mortgage offices throughout the central, coastal and north Georgia markets.

Neighbors Bancshares CEO Phil Baldwin remarked, “We are very excited to be joining the Security Bank team. We believe that this merger will greatly benefit our shareholders, customers and employees. Our shareholders will receive a more liquid stock in a great growth company. Our customers and employees will benefit from the additional products and services and organizational strengths that Security Bank brings to the table. Security Bank also shares our desire to provide great customer service.”

Rett Walker, President and Chief Executive Officer of Security Bank Corporation, said “Neighbors Bank and Security Bank are both very passionate about great customer service. This passion for superior customer service will provide an excellent foundation for a successful merger of these two strong organizations. This transaction is consistent with our previously announced plans to grow the Security Bank franchise through a combination of market share gains in our existing markets as well as acquisitions of high quality community banks operating in high-growth markets along interstate corridors. Just as importantly, this transaction meets our stated financial target of earnings per share accretion in the first full year.”

Sandler O’Neill & Partners, L.P. acted as financial advisor to Security Bank Corporation in this transaction.

About Security Bank Corporation
Security Bank Corporation is a Georgia multi-bank holding company with headquarters in Macon, Bibb County, Georgia. The Company’s wholly owned subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 17 banking offices in Macon, Perry, Warner Robins, Gray, Brunswick, St. Simons Island and Woodstock, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Gray, Columbus, Brunswick, St. Simons Island, Pooler, Richmond Hill, Rincon and Woodstock.

Safe Harbor
This release contains forward-looking statements as defined by federal securities laws, including statements related to the anticipated benefits of the merger with Neighbors Bancshares, Inc. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Security Bank Corporation’s forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this news release.

Other Information
SBKC will file a registration statement, including a proxy statement addressed to Neighbors Bancshares’ shareholders and a prospectus for the SBKC stock to be offered in the merger, with the SEC. A definitive proxy statement will be sent to Neighbors Bancshares shareholders seeking their approval of the plan. Investors and shareholders are urged to read the registration statement carefully when it becomes available, because it will contain important information about the merger. Investors and shareholders may obtain a free copy of the registration statement, when it becomes available, and other documents filed with, or furnished to, the SEC by the Company at the SEC’s website at http://www.sec.gov. Copies of the registration statement and other documents filed by SBKC with the SEC may also be obtained for free from SBKC by directing a written request to Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia 31210; attn: Chief Financial Officer.

Additional details about the definitive agreement are posted at Security Bank’s web site at www.securitybank.net. Select Investor Info/Presentations.

For financial inquiries, contact Rett Walker, President and CEO, at (478) 722-6220, or Jim McLemore, Chief Financial Officer, at (478) 722-6243. Media inquiries may be directed to Tom Woodbery at (478) 722-6117.